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Exhibit 10.1

FIRST AMENDMENT TO THE
AMENDED MANAGED CARE CONTRACTS

BETWEEN

THE COMMONWEALTH OF KENTUCKY
ON BEHALF OF
DEPARTMENT FOR MEDICAID SERVICES
AND

WELLCARE OF KENTUCKY, INC.
REGION 3 AND STATE-WIDE

This Amendment to the Amended Medicaid Managed Care Contracts State-Wide and Region 3 (the “Contracts”) entered into on September 30, 2013 by and between the Commonwealth of Kentucky, through the Cabinet for Finance and Administration, on behalf of the Cabinet for Heath and Family Services, Department for Medicaid Services (collectively herein “Commonwealth”) and WellCare of Kentucky, Inc., to address Affordable Care Act issues (the “ACA Amendment”) shall be effective the 1st day of January, 2014 pursuant to Section 39.16 of the Contracts.

Section 1. The following Contract sections and/or subsections shall be amended as follows:
11.2    Rate Adjustments
Prospective adjustments to the rates may be required if there are mandated changes in Medicaid services as a result of legislative, executive, regulatory, or judicial action. Changes mandated by state or federal legislation, or executive, regulatory or judicial mandates, will take effect on the dates specified in the legislation or mandate. In the event of such changes, any rate adjustments shall be made through the Contract amendment process. The Department has finalized its internal review to determine adjustments that need to be made to the Department’s Covered Benefits to ensure compliance with the Essential Benefits requirement of the Affordable Care Act. The revised Appendix I lists the adjustments to Covered Benefits and Appendix B-2 contains the increase in the Capitation Rates for those adjustments, which increase is contingent upon approval by CMS.. The adjustments are detailed in the State Plan Amendments submitted to CMS on October 1, 2013 with some revisions filed on November 15, 2013, and the new or revised Regulations which will be adopted as Emergency Regulations on or before December 31, 2013. The rates have been determined to be actuarially sound by the Department’s actuary. If the actuarially sound rate adjustments are not acceptable to Contractor, then the Department shall allow the Contractor to exit the program without penalty imposed by the Department or recourse by the Contractor to the Department for any incurred expenses by the Contractor.

The health insurers’ premium fee under the ACA will come due in September 2014 for calendar year 2013 premiums and each year thereafter unless otherwise modified. If the Contractor is subject to the health insurer’s premium fee for the Capitation Payments being made under the existing Managed Care Contract(s) with the Commonwealth, as amended, the Commonwealth shall compensate the Contractor for that fee and for any federal taxes resulting from such compensation. To facilitate this payment, the Contractor shall provide the Department with the Insurer’s Premium Fee assessment received from the Federal Government and the pro rata portion attributed to the Contractor’s Capitation Payments under its Contract(s) for the preceding calendar year. In addition the Contractor shall provide a certified statement from its Chief Financial Officer as to the effective Federal Tax Rate paid for the past five tax periods. These shall be submitted to the Department no later than September 1 of each year that the Insurer’s premium fee is imposed. The Department will make a one-time payment on or before September 30 to the Contractor for the Commonwealth’s share of the Insurers’ premium fee and the Contractor’s Federal Tax payment attributed to this one-time payment using the average of the Federal Tax Rate the Contractor paid for the past five tax periods. This payment method is contingent upon receipt of federal financial participation for the payment and CMS approval.

28.1    Network Providers to Be Enrolled
The Contractor’s Network shall include Providers from throughout the provider community. The Contractor shall comply with the any willing provider statute as described in 907 KAR 1:672 or as amended and KRS 304.17A-270. Neither the Contractor nor any of its Subcontractors shall require a Provider to enroll exclusively with its network to provide Covered Services under this Contract(s) as such would violate the requirement of 42 CFR Part 438 to provide Members with continuity of care and choice. The Contractor shall enroll at least one (1) Federally Qualified Health Centers (FQHCs) into its network if there is a FQHC appropriately licensed to provide services in the region or service area and at least one teaching hospital.

In addition the Contractor shall enroll the following types of providers who are willing to meet the terms and conditions for participation established by the Contractor: physicians, psychiatrists, advanced practice registered nurses, physician assistants, free-standing birthing centers, dentists, primary care centers including, home health agencies, rural health clinics, opticians, optometrists, audiologists, hearing aid vendors, speech therapists, physical therapists, occupational therapists, private duty nursing agency, pharmacies, durable medical equipment suppliers, podiatrists, renal dialysis clinics, ambulatory surgical centers, family planning providers, emergency medical transportation provider, non-emergency medical transportation providers as specified by the Department, other laboratory and x-ray providers, individuals and clinics providing Early and Periodic Screening, Diagnosis, and Treatment services, chiropractors, community mental health centers, psychiatric residential treatment facilities, hospitals (including acute care, critical access, rehabilitation, and psychiatric hospitals), local health departments, and providers of EPSDT Special Services. The Contractor shall also enroll,

Psychologists, Licensed Professional Clinical Counselors, Licensed Marriage and Family Therapists, Licensed Psychological Practitioners, Behavioral Health Multi-Specialty Groups, Certified Peer Support Providers, Certified Parental Support Providers, and Licensed Clinical Social Workers,. The Contractor may also enroll other providers, which meet the credentialing requirements, to the extent necessary to provide covered services to the Members. Enrollment forms shall include those used by the Kentucky Medicaid Program as pertains to the provider type. The Contractor shall use such enrollment forms as required by the Department.

The Department will continue to enroll and certify hospitals, nursing facilities, home health agencies, independent laboratories, preventive health care providers, FQHC, RHC and hospices. The Medicaid provider file will be available for review by the Contractor so that the Contractor can ascertain the status of a Provider with the Medicaid Program and the provider number assigned by the Kentucky Medicaid Program.

Providers performing laboratory tests are required to be certified under the CLIA. The Department will continue to update the provider file with CLIA information from the OSCAR file provided by the Centers for Medicare & Medicaid Services for all appropriate providers. This will make laboratory certification information available to the Contractor on the Medicaid provider file.

The Contractor shall have written policies and procedures regarding the selection and retention of Contractor’s Network. The policies and procedures regarding selection and retention must not discriminate against providers who service high-risk populations or who specialize in conditions that require costly treatment or based upon that Provider’s licensure or certification.

If the Contractor declines to include individuals or groups of providers in its network, it shall give affected providers written notice of the reason for its decision.

The Contractor must offer participation agreements with currently enrolled Medicaid providers who have received electronic health record incentive funds who are willing to meet the terms and conditions for participation established by the Contractor.

33.    Behavioral Health Services

33.1    Department for Behavioral Health, Developmental and Intellectual Disabilities (DBHDID) Responsibilities

The Department for Behavioral Health, Developmental and Intellectual Disabilities (DBHDID) is responsible for planning and overseeing behavioral health, intellectual disability, and developmental disability services using state and federal funds. Behavioral health services have been provided through fourteen (14) regional mental health centers and four psychiatric hospitals (three of which are state operated and one private) to assure that community and inpatient behavioral health services are available to Kentucky citizens. DBHDID works collaboratively with Department, to assure that Medicaid Members receive quality services.

DBHDID will work with the Contractor to insure that evidence-based practices (EBPs) are routinely used in all behavior health services and that they meet the standards of national models.

33.2    DBHDID Goals for Behavioral Health Services

DBHDID will work with the Contractor who will engage in behavioral health promotion efforts, psychotropic medication management, suicide prevention and overall person centered treatment approaches, to lower morbidity among Members with serious mental illnesses, including Members with co-occurring developmental disabilities, substance use disorders and smoking cessation.

The Contractor in its design and operation of behavioral health services shall incorporate these core values for Medicaid Members:

A.
Maintaining basic personal rights. Individuals with mental illness have the same rights and obligations as other citizens of the Commonwealth. Consumers have the right to retain the fullest possible control over their own lives.

B.
Being responsive to the consumer and community. The Contractor’s provision of behavioral health services shall be responsive to the people it serves, coherently organized, and accessible to those who require behavioral healthcare.

C.	Providing care in the most appropriate setting. The Contractor shall provide the most normative care in the least restrictive setting and permit Members to be served in the community when appropriate.

D.
Having well-managed services. The Contractor shall promote cost effective services and hold all components accountable by requiring monitoring and self-evaluation, responding rapidly to identify weaknesses, adapting to changing needs, and improving technology.

E.	The Contractor shall place a high priority on measuring Members’ satisfaction with the services they receive. Outcome measures are a key component for evaluating program effectiveness.

33.3    General Behavioral Health Requirements

The Department requires the Contractor’s provision of behavioral health services to be recovery and resiliency focused. This means that services will be provided to allow individuals, or in the case of a minor, family or guardian, to have the greatest opportunities for decision making and participation in the individual’s treatment and rehabilitation plans.

33.4    Covered Behavioral Health Services

The Contractor shall assure the provision of all Medically Necessary Behavioral Health Services for Members. These services are described in Appendix I. “Covered Services.” All Behavioral Health services shall be provided in conformance with the access standards established by the Department. When assessing Members for Behavioral Health Services, the Contractor and its providers shall use the DSM-V classification. The Contractor may require use of other diagnostic and assessment instrument/outcome measures in addition to the DMS-V. Providers shall document DSM-V diagnosis and assessment/outcome information in the Member’s medical record.

33.5    Behavioral Health Provider Network

The Contractor must emphasize access to services, utilization management, assuring the services authorized are provided, are medically necessary and produce positive health outcomes. The Department and DBHDID will coordinate on the requirement of data collection and reporting to assure that state and federal funds utilized in financing behavioral health services are efficiently utilized and meet the overall goals of health outcomes.

The Contractor shall utilize ICD-9/10 coding and DSM-V classification for Behavioral Health billings.

The Contractor shall provide access to psychiatrists, psychologists, and other behavioral health service providers. Community Mental Health Centers (CMHCs) located within the Contractor service region shall be offered participation in the Contractor provider network. Other eligible providers of behavioral health services include Licensed Professional Clinical Counselor and/or Group, Licensed Marriage and Family Therapist and/or Group, Licensed Psychological Practitioner and/or Group, Behavioral Health Multi-Specialty Group, Licensed Clinical Social Worker, Licensed Psychologist and/or Group, Certified Peer and Parental Support Providers. . To the extent that non-psychiatrists and other providers of Behavioral health services may also be provided as a component of FQHC and RHC services, these facilities shall be offered the opportunity to participate in the Behavioral Health network. FQHC and RHC providers can continue to provide the same services they currently provide under their licenses.

The Contractor shall ensure accessibility and availability of qualified providers to all Members. In order to ensure such accessibility, the Contractor shall, prior to March 1, 2014, submit credentialing documents for no fewer than one hundred fifty (150) behavioral health providers distributed throughout the state.1

The Contractor shall maintain a Member education process to help Members know where and how to obtain Behavioral Health Services.

The Contractor shall permit Members to participate in the selection of the appropriate behavioral health individual practitioner(s) who will serve them and shall provide the Member with information on accessible in-network Providers with relevant experience.

(33.6 & 33.7 no change)

33.8    Follow-up after Hospitalization for Behavioral Health Services
The Contractor shall require, through Provider contract provision, that all Members receiving inpatient behavioral health services are scheduled for outpatient follow-up and/or continuing treatment prior to discharge. The outpatient treatment must occur within seven (7) days from the date of discharge. The Contractor shall ensure that Behavioral Health Service Providers contact Members who have missed appointment within twenty-four (24) hours to reschedule appointments.

(33.9 no change)

33.10    Continuity of Care Upon Discharge from a Psychiatric Hospital

A.
The Contractor shall coordinate with providers of behavioral health services, and state operated or state contracted psychiatric hospitals and nursing facilities regarding admission and discharge planning, treatment objectives and projected length of stay for Members admitted to the state psychiatric hospital. The Contractor shall enter into a collaborative agreement with the state operated or state contracted psychiatric hospital assigned to their region in accordance with 908 KAR 3:040 and in accordance with federal Olmstead law. At a minimum the agreement shall include responsibilities of the Behavioral Health Service Provider to assure continuity of care for successful transition back into community-based supports. In addition, the Contractor’s Behavioral Health Service Providers shall participate in quarterly Continuity of Care meetings hosted by the state operated or state contracted psychiatric hospital.

____________
1 Region 3 shall have no fewer than thirty (30) behavioral health providers.

B.
The Contractor shall ensure Behavioral Health Service Providers assign a case manager prior to or on the date of discharge and provide basic, targeted or intensive case management services as medically necessary to Members with severe mental illness and co-occurring developmental disabilities who are discharged from a state operated or state contracted psychiatric facility or state operated nursing facility for Members with severe mental illness. The Case Manager and other identified behavioral health service providers shall participate in discharge planning meetings to ensure compliance with federal Olmstead and other applicable laws. Appropriate discharge planning shall be focused on ensuring needed supports and services are available in the least restrictive environment to meet the Member’s behavioral and physical health needs, including psychosocial rehabilitation and health promotion. Appropriate follow up by the Behavioral Health Service Provider shall occur to ensure the community supports are meeting the needs of the Member discharged from a state operated or state contracted psychiatric hospital. The Contractor shall ensure the Behavioral Health Service Providers assist Members in accessing free or discounted medication through the Kentucky Prescription Assistance Program (KPAP) or other similar assistance programs.

(33.11 & 33.12 no change)

34.    Case Management and Care Coordination
34.1    Health Risk Assessment (HRA)

The Contractor shall have programs and processes in place to address the preventive and chronic physical and behavioral health care needs of its population. The Contractor shall implement processes to assess, monitor, and evaluate services to all subpopulations, including but not limited to, the on-going special conditions that require a course of treatment or regular care monitoring, Medicaid eligibility category, type of disability or chronic conditions, race, ethnicity, gender and age.

The Contractor shall conduct initial health screening assessments, including mental health and substance use disorders screenings, of new Members who have not been enrolled in the prior twelve (12) month period for the purpose of accessing the Members’ health care needs within ninety (90) days of Enrollment. If the Contractor has a reasonable belief a Member is pregnant, the Member shall be screened within thirty (30) days of Enrollment, and if pregnant, referred for appropriate prenatal care. The Contractor agrees to make all reasonable efforts to contact new Members in person, by telephone, or by mail to have Members complete the initial health screening questionnaire and the survey instrument for both substance use and mental health disorders.

Information to be collected shall include demographic information, current health and behavioral health status to determine the Member’s need for care management, disease management, behavioral health services and/or any other health or community services.

The Contractor shall use appropriate health care professionals in the assessment process. Members shall be offered assistance in arranging an initial visit to their PCP for a baseline medical assessment and other preventive services, including an assessment or screening of the Members potential risk, if any, for specific diseases or conditions, including substance use and mental health disorders.

The Contractor shall submit a quarterly report on the number of new Member assessment; number of assessment completed; number of assessment not completed after reasonable effort; number of refusals.

Prior to July 1, 2014, the Contractor shall make reasonable efforts to update health screening assessment for Members who were not initially screened for substance use disorder or mental health disorder prior.

The Contractor shall be responsible for the management and continuity of health care for all Members.

35.4    Children in Foster Care

Upon Enrollment with the Contractor, each child in Foster Care shall have a service plan prepared by DCBS. DCBS shall forward a copy of the service plan to the Contractor on each newly enrolled Foster Care child. No less than monthly, DCBS staff shall meet with Contractor’s staff to identify, discuss and resolve any health care issues and needs of the child as identified in the service plan. Examples of these issues include needed specialized Medicaid Covered Services, community services and whether the child’s current primary and specialty care providers are enrolled in the Contractor’s Network.
If DCBS service plan identifies the need for case management or DCBS staff requests case management for a Member, the foster parent and/or DCBS staff will work with Contractor’s staff to develop a case management care plan.
The Contractor will consult with DCBS staff before the development of a new case management care plan (on a newly identified health care issue) or modification of an existing case management care plan.

The DCBS and designated Contractor staff will sign each service plan to indicate their agreement with the plan. If the DCBS and Contractor staff cannot reach agreement on the service plan for a Member, information about that Member’s physical health care needs, unresolved issues in developing the case management plan, and a summary of resolutions discussed by the DCBS and Contractor staff will be forwarded to the designated county DCBS worker. That DCBS staff member shall work with the designated Contractor representative and a designated Department representative, if needed, to agree on a service plan. If agreement is not reached through mediation, the service plan shall be referred to the Department for resolution through the appeals process.
The Contractor shall notify the Department and DCBS no later than forty-eight (48) hours prior to the decertification of a foster child certified for services at a hospital or other residential facility located in Kentucky and no later than seven (7) days prior to the decertification of a foster child for services at a hospital or other residential facility located out of state. The Department and DCBS shall provide the Contractor with the office or division, the individual(s) and the contact information for such notification upon the execution of this Amendment and provide updated contact information as necessary.  If the Contractor fails to notify the Department and DCBS at least forty-eight (48) hours or seven (7) days as applicable prior to the decertification and the foster child remains in the facility because arrangements for placement cannot be made, the Contractor shall be responsible for the time the foster child remains in the facility up to forty-eight hours or seven days as applicable.

The Contractor shall require in its contracts with Providers that the Provider provide basic, targeted or intensive case management services as medically necessary to foster children who are discharged from a hospital or other residential facility.  The Contractor shall require the case manager and Provider to participate in appropriate discharge planning, focused on ensuring that the needed supports and services to meet the Member’s behavioral and physical health needs will be provided outside of the hospital or other residential facility.

Section 2.    Appendix B shall be amended by the addition of the attached ACA Benefits Capitation Rate schedule as Appendix B-2.
Section 3.    Appendix I shall be amended as indicated on “Appendix I Revised” attached hereto.
Section 4.    Appendix S shall be amended as indicated on “Appendix S Revised” attached hereto.

Approvals:

This Amendment to the Contracts is subject to the terms and conditions as stated. The parties certify that they are authorized to bind this agreement between parties and that they accept the terms of this agreement.

CONTRACTOR:	WELLCARE OF KENTUCKY, INC.

/s/ Kelly A. Munson	State President
SIGNATURE	TITLE

Kelly A. Munson	12-23-13
PRINTED NAME	DATE

COMMONWEALTH OF KENTUCKY
CABINET FOR FINANCE AND ADMINISTRATION

/s/ Donald R. Speer	Executive Director
SIGNATURE	TITLE

Donald R. Speer	1/3/2014
PRINTED NAME	DATE

Approved As To Form And Legality:

/s/ Geri Grigsby
GENERAL COUNSEL
CABINET FOR FINANCE AND ADMINISTRATION

APPENDIX B-2
Kentucky Medicaid
Cabinet for Health and Family Services
Capitation Rate Development - ACA Benefit Adjustments
Rates Effective January 1, 2014 through June 30, 2015
ACA Benefit Changes

Existing Medicaid Rate Cells		All ACA Benefit Changes
		Region 1	Region 2	Region 3	Region 4	Region 5	Region 6	Region 7	Region 8
ZC101	Families and Children Infant (age under 1)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC102	Families and Children Child (age 1 through 5)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC103	Families and Children Child (age 6 through 12)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC104	Families and Children Child (age 13 through 18) – Female	$0.17	$0.17	$0.17	$0.17	$0.17	$0.17	$0.17	$0.17
ZC105	Families and Children Child (age 13 through 18) – Male	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC106	Families and Children Adult (age 19 through 24) - Female	$9.04	$8.37	$9.04	$7.97	$10.43	$8.44	$8.86	$9.39
ZC107	Families and Children Adult (age 19 through 24) - Male	$8.87	$8.20	$8.87	$7.80	$10.26	$8.27	$8.70	$9.22
ZC108	Families and Children Adult (age 25 through 39) – Female	$9.04	$8.37	$9.04	$7.97	$10.43	$8.44	$8.86	$9.39
ZC109	Families and Children Adult (age 25 through 39) - Male	$8.87	$8.20	$8.87	$7.80	$10.26	$8.27	$8.70	$9.22
ZC110	Families and Children Adult (age 40 or Older) – Female	$9.04	$8.37	$9.04	$7.97	$10.43	$8.44	$8.86	$9.39
ZC111	Families and Children Adult (age 40 or Older) - Male	$8.87	$8.20	$8.87	$7.80	$10.26	$8.27	$8.70	$9.22
ZC201	SSI without Medicare Adult (age 19 through 24) - Female	$14.01	$11.67	$16.90	$10.89	$16.20	$11.28	$13.78	$14.95
ZC202	SSI without Medicare Adult (age 19 through 24) - Male	$13.85	$11.50	$16.73	$10.72	$16.03	$11.11	$13.61	$14.78
ZC203	SSI without Medicare Adult (age 25 through 44) - Female	$14.01	$11.67	$16.90	$10.89	$16.20	$11.28	$13.78	$14.95
ZC204	SSI without Medicare Adult (age 25 through 44) - Male	$13.85	$11.50	$16.73	$10.72	$16.03	$11.11	$13.61	$14.78
ZC205	SSI without Medicare Adult (age 45 or older) - Female	$14.01	$11.67	$16.90	$10.89	$16.20	$11.28	$13.78	$14.95
ZC206	SSI without Medicare Adult (age 45 or older) - Male	$13.85	$11.50	$16.73	$10.72	$16.03	$11.11	$13.61	$14.78
ZC301	Dual Eligible – Female	$8.04	$10.51	$10.51	$8.52	$9.99	$9.46	$10.89	$8.90
ZC302	Dual Eligible – Male	$8.04	$10.51	$10.51	$8.52	$9.99	$9.46	$10.89	$8.90
ZC401	SSI Infant (age under 1)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC402	SSI Child (age 1 through 5)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC403	SSI Child (age 6 through 18)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC501	Foster Care Infant (age under 1)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC502	Foster Care (age 1 through 5)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC503	Foster Care (age 6 through 12)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
ZC504	Foster Care (age 13 or older) – Female	$0.17	$0.17	$0.17	$0.17	$0.17	$0.17	$0.17	$0.17
ZC505	Foster Care (age 13 or older) – Male	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Composite		$3.10	$3.24	$3.43	$3.20	$3.96	$2.60	$4.44	$5.32
									$3.84

Medicaid Expansion Rate Cells		All ACA Benefit Changes
		Region 1	Region 2	Region 3	Region 4	Region 5	Region 6	Region 7	Region 8
ZC506	Former Foster Care Child (>=18 <21) – Female	$2.74	$2.74	$2.74	$2.74	$2.74	$2.74	$2.74	$2.74
ZC507	Former Foster Care Child (>=18 <21) – Male	$2.57	$2.57	$2.57	$2.57	$2.57	$2.57	$2.57	$2.57
ZC508	Former Foster Care Child (>=21 <26) – Female	$44.14	$63.08	$44.14	$63.08	$48.10	$43.26	$22.56	$45.90
ZC509	Former Foster Care Child (>=21 <26) – Male	$43.97	$62.91	$43.97	$62.91	$47.93	$43.09	$22.39	$45.73
ZC601	MAGI Adult (age through 18) - Female	$15.04	$11.65	$15.04	$9.64	$22.08	$12.03	$14.17	$16.80
ZC602	MAGI Adult (age through 18) - Male	$14.88	$11.49	$14.88	$9.48	$21.91	$11.86	$14.00	$16.63
ZC603	MAGI Adult (age 19 through 24) - Female	$15.04	$11.65	$15.04	$9.64	$22.08	$12.03	$14.17	$16.80
ZC604	MAGI Adult (age 19 through 24) – Male	$14.88	$11.49	$14.88	$9.48	$21.91	$11.86	$14.00	$16.63
ZC605	MAGI Adult (age 25 through 39) – Female	$15.04	$11.65	$15.04	$9.64	$22.08	$12.03	$14.17	$16.80
ZC606	MAGI Adult (age 25 through 39) – Male	$14.88	$11.49	$14.88	$9.48	$21.91	$11.86	$14.00	$16.63
ZC607	MAGI Adult (age 40 or older) – Female	$15.04	$11.65	$15.04	$9.64	$22.08	$12.03	$14.17	$16.80
ZC608	MAGI Adult (age 40 or older) – Male	$14.88	$11.49	$14.88	$9.48	$21.91	$11.86	$14.00	$16.63
Composite		$15.16	$11.86	$15.15	$9.94	$22.15	$12.31	$14.10	$16.81
Statewide Composite- Expansion (n=167,546)									$15.49
Adult Composite - Existing Plus Expansion									$13.66

Appendix I (Revised)

Covered Services

I.	Contractor Covered Services

A.	Ambulatory Surgical Center Services

B.	Allergy Testing and Treatment for Adults (in addition to these services provided to Children and Pregnant and Postpartum Women)

C.	Chiropractic Services

D.	Community Mental Health Center Services

E.	Dental Services, including Oral Surgery, Orthodontics and Prosthodontics

F.	Durable Medical Equipment, including Prosthetic and Orthotic Devices, and Disposable Medical Supplies

G.	Early and Periodic Screening, Diagnosis & Treatment (EPSDT) screening and special services

H.	End Stage Renal Dialysis Services

I.	Family Planning Clinic Services in accordance with federal and state law and judicial opinion

J.	Freestanding Birth Center Services

K.	Hearing Services, including Hearing Aids for Members Under age 21

L.	Home Health Services

M.	Hospice Services (non-institutional only)

N.	Impact Plus Services

O.	Independent Laboratory Services

P.	Inpatient Hospital Services

Q.	Inpatient Mental Health Services

R.	Meals and Lodging for Appropriate Escort of Members

S.	Medical Detoxification, meaning management of symptoms during the acute withdrawal phrase from a substance to which the individual has been addicted.

T.	Medical Services, including but not limited to, those provided by Physicians, Advanced Practice Registered Nurses, Physicians Assistants and FQHCs, Primary Care Centers and Rural Health Clinics

U.	Organ Transplant Services not Considered Investigational by FDA

V.	Other Laboratory and X-ray Services

W.	Outpatient Hospital Services

X.	Outpatient Behavioral Health Services

Y.	Pharmacy and Limited Over-the-Counter Drugs including Behavioral Health Drugs

Z.	Podiatry Services

AA.	Preventive Health Services, including those currently provided in Public Health Departments, FQHCs/Primary Care Centers, and Rural Health Clinics and including BRCA1 and BRCA2 testing

BB.	Private Duty Nursing Services

CC.	Psychiatric Residential Treatment Facilities (Level I and Level II)

DD.	Specialized Case Management Services for Members with Complex Chronic Illnesses (Includes adult and child targeted case management)

EE.	Therapeutic Evaluation and Treatment, including Physical Therapy, Speech Therapy, Occupational Therapy

FF.	Transportation to Covered Services, including Emergency and Ambulance Stretcher Services

GG.	Substance Use Disorder Services, including Residential Treatment, Intense Out-Patient Treatment, Therapy, Case Management, and Peer and Parental Support

HH.	Urgent and Emergency Care Services

II.	Vision Care, including Vision Examinations, Services of Opticians, Optometrists and Ophthalmologists, including eyeglasses for Members Under age 21

JJ.	Specialized Children’s Services Clinics

II.	Member Covered Services and Summary of Benefits Plan

A.	General Requirements and Limitations

The Contractor shall provide, or arrange for the provision of, health services, including Emergency Medical Services, to the extent services are covered for Members under the then current Kentucky Medicaid Program State Plan, as designated by the department in administrative regulations adopted in accordance with KRS Chapter 13A and as required by federal and state regulations, guidelines, transmittals, and procedures.

This Appendix was developed to provide, for illustration purposes only, the Contractor with a summary of currently covered Kentucky Medicaid services and to communicate guidelines for the submission of specified Medicaid reports. The summary is not meant to act, nor serve as a substitute for the then current administrative regulations and the more detailed information relating to services which is contained in administrative regulations governing provision of Medicaid services (Title 907 of the Kentucky Administrative Regulations (KAR) and in individual Medicaid program services benefits summaries incorporated by reference in the administrative regulations. If the Contractor questions whether a service is a Covered Service or Non-Covered Service, the Department reserves the right to make the final determination, based on the then current administrative regulations in effect at the time of the contract.

Administrative regulations and incorporated by reference Medicaid program services benefits summaries may be accessed by contacting:

Kentucky Cabinet for Health and Family Services

Department for Medicaid Services
275 East Main Street, 6th Floor
Frankfort, Kentucky 40621

Kentucky’s administrative regulations are also accessible via the Internet at http://www.lrc.state.ky.us/kar/title907.htm

Kentucky Medicaid covers only Medically Necessary services. (907 KAR 3:130) These services are considered by the Department to be those which are reasonable and necessary to establish a diagnosis and provide preventive, palliative, curative or restorative treatment for physical or mental conditions in accordance with the standards of health care generally accepted at the time services are provided, including but not limited to services for children in accordance with 42 USC 1396d(r). Each service must be sufficient in amount, duration, and scope to reasonably achieve its purpose. The amount, duration, or scope of coverage must not be arbitrarily denied or reduced solely because of the diagnosis, scope of illness, or condition.

The Contractor shall provide any Covered Services ordered to be provided to a Member by a Court, to the extent not in conflict with federal laws. The Department shall provide written notification to the Contractor of any court-ordered service. The Contractor shall additionally cover forensic pediatric and adult sexual abuse examinations performed by health care professional(s) credentialed to perform such examinations and any physical and sexual abuse examination(s) for any Member when the Department for Community Based Services is conducting an investigation and determines that the examination(s) is necessary.

III.	EMERGENCY CARE SERVICES (42 CFR 431.52)

The Contractor must provide, or arrange for the provision of, all covered emergency care immediately using health care providers most suitable for the type of injury or illness in accordance with Medicaid policies and procedures, even when services are provided outside the Contractor’s region or are not available using Contractor enrolled providers. Conditions related to provision of emergency care are shown in 42 CFR 438.144.

IV.	MEDICAID SERVICES COVERED AND NOT COVERED BY THE CONTRACTOR

The Contractor must provide Covered Services under current administrative regulations. The scope of services may be expanded with approval of the Department and as necessary to comply with federal mandates and state laws. Certain Medicaid services are currently excluded from the Contractor benefits package, but continue to be covered through the traditional fee-for-service Medicaid Program. The Contractor will be expected to be familiar with these Contractor excluded services, designated Medicaid “wrap-around” services and to coordinate with the Department’s providers in the delivery of these services to Members.

Information relating to these excluded services’ programs may be accessed by the Contractor from the Department to aid in the coordination of the services.

A.	Health Services Not Covered Under Kentucky Medicaid
Under federal law, Medicaid does not receive federal matching funds for certain services. Some of these excluded services are optional services that the Department may or may not elect to cover. The Contractor is not required to cover services that Kentucky Medicaid has elected not to cover for Members.

Following are services currently not covered by the Kentucky Medicaid Program:

•
Any laboratory service performed by a provider without current certification in accordance with the Clinical Laboratory Improvement Amendment (CLIA). This requirement applies to all facilities and individual providers of any laboratory service;

•	Cosmetic procedures or services performed solely to improve appearance;

•	Hysterectomy procedures, if performed for hygienic reasons or for sterilization only;

•	Medical or surgical treatment of infertility (e.g., the reversal of sterilization, invitro fertilization, etc.);

•	Induced abortion and miscarriage performed out-of-compliance with federal and Kentucky laws and judicial opinions;

•	Paternity testing;

•	Personal service or comfort items;

•	Post mortem services;

•	Services, including but not limited to drugs, that are investigational, mainly for research purposes or experimental in nature;

•	Sex transformation services;

•	Sterilization of a mentally incompetent or institutionalized member;

•	Services provided in countries other than the United States, unless approved by the Secretary of the Kentucky Cabinet for Health and Family Services;

•	Services or supplies in excess of limitations or maximums set forth in federal or state laws, judicial opinions and Kentucky Medicaid program regulations referenced herein;

•	Services for which the Member has no obligation to pay and for which no other person has a legal obligation to pay are excluded from coverage; and

V.	Health Services Limited by Prior Authorization

The following services are currently limited by Prior Authorization of the Department for Members. Other than the Prior Authorization of organ transplants, the Contractor may establish its own policies and procedures relating to Prior Authorization.

•	Early and Periodic Screening, Diagnosis and Treatment (EPSDT) Special Services

The Contractor is responsible for providing and coordinating Early and Periodic Screening, Diagnosis and Treatment Services (EPSDT), and EPSDT Special Services, through the primary care provider (PCP), for any Member under the age of twenty-one (21) years.

EPSDT Special Services must be covered by the Contractor and include any Medically Necessary health care, diagnostic, preventive, rehabilitative or therapeutic service that is Medically Necessary for a Member under the age of twenty-one (21) years to correct or ameliorate defects, physical and mental illness, or other conditions whether the needed service is covered by the Kentucky Medicaid State Plan in accordance with Section 1905 (a) of the Social Security Act.

•	Transplantation of Organs and Tissue (Currently found at 907 KAR 1:350

•	Other Prior Authorized Medicaid Services

Other Medicaid services limited by Prior Authorization are identified in the individual program coverage areas in Section VI.

VI.	Current Medicaid Programs’ Services and Extent of Coverage

The Contractor shall cover all services for its Members at the appropriate level, in the appropriate setting and as necessary to meet Members’ needs to the extent services are included in Covered Services. The Contractor may expand coverage to include other services not routinely covered by Kentucky Medicaid, if the expansion is approved by the Department, if the services are deemed cost effective and Medically Necessary, and as long as the costs of the additional services do not affect the Capitation Rate.

The Contractor shall provide covered services as required by the following statutes or administrative regulations:

•	Medical Necessity and Clinical Appropriate Determination Basis
(907 KAR 3:130)

•	Freestanding Birth Center Services (907 KAR 1:180)

•	Allergy Testing and Treatment for Adults (907 KAR 3:005)

•	Ambulatory Surgical Center and Anesthesia Services (907 KAR 1:008)

•	Chiropractic Services (907 KAR 3:125)

•	Commission for Children with Special Health Care Needs
(907 KAR 1:440)

•	Community Mental Health Center Services (907 KAR 1:044 and 907 KAR 3:110)

•	Dental Health Services (907 KAR 1:026)

•	Dialysis Center Services (907 KAR 1:400)

•	Durable Medical Equipment, Medical Supplies, Orthotic and Prosthetic Devices (907 KAR 1:479)

•	Early and Periodic Screening, Diagnosis and Treatment (EPSDT) Services (907 KAR 11:034)

•	Family Planning Clinic Services (907 KAR 1:048 & 1:434)

•	Hearing Program Services (907 KAR 1:038)

•	Home Health Services (907 KAR 1:030)

•	Hospice Services – non-institutional (907 KAR 1:330 & 1: 436)

•	Hospital Inpatient Services (907 KAR 10:012)

•	Hospital Outpatient Services (907 KAR 10:014)

•	Laboratory Services (907 KAR 1:028)

•	Medicare Non-Covered Services (907 KAR 1:006)

•	Behavioral Health Inpatient Services (907 KAR 10:016)

•	Behavioral Health Outpatient Services ( 907 KAR 15:010) Nursing Facility Services (907 KAR 1:022)Other Laboratory and X-ray Provider Services (907 KAR 1:028)

•	Outpatient Pharmacy Prescriptions and Over-the-Counter Drugs including

•	Mental/Behavioral Health Drugs (907 KAR 1:019, KRS 205.5631, 205.5632,KRS 205.560)

•	Out-Patient Physical Therapy, Speech Therapy, Occupational Therapy, (907 KAR 8:010, Occupational therapy services, 907 KAR 8:020, Physical therapy services, 907 KAR 8:030, Speech therapy services)

•	Psychiatric Residential Treatment Facility Services – (907 KAR 9:005)

•	Physicians and Nurses in Advanced Practice Medical Services (907 KAR 3:005 and 907 KAR 1:102)

•	Podiatry Services (907 KAR 1:270)

•	Preventive Health Services (907 KAR 1:360)

•	Primary Care and Rural Health Center Services (907 KAR 1:054, 1:082, 1:418 and 1:427)

•	Private Duty Nursing (907 KAR 13:010)

•
Sterilization, Hysterectomy and Induced Termination of Pregnancy Procedures (Sterilizations of both male and female Members are covered only when performed in compliance with federal regulations 42 CFR 441.250.)

•	Substance Use Disorder Services (907 KAR 15:020)

•	Targeted Case Management Services (907 KAR 1:515, 907 KAR 1:525, 907 KAR 1:550 and 907 KAR 1:555)

•	Transportation, including Emergency and Non-emergency Ambulance (907 KAR 1:060)

•	Vaccines for Children (VFC) Program (907 KAR 1:680)

•	Vision Services (907 KAR 1:038)

•	Specialized Children’s Services Clinics (907 KAR 3:160)

APPENDIX S. (Revised)
TRANSITION/COORDINATION OF CARE PLANS

Upon receipt of a HIPAA 834 indicating that a Member is transferring from one Medicaid Managed Care Organization (Former MCO) to another MCO (New MCO), the Former MCO shall be responsible to contact the New MCO, the recipient and the recipient’s providers in order to transition existing care. A Prior Authorization (PA) shall be honored by the New MCO for 90 days or until the recipient or provider is contacted by the New MCO regarding the PA. If the recipient and provider are not contacted by the New MCO, the existing Medicaid PA shall be honored until expired.

Hospital Admission Prior to the Member’s Transition.

If the Member is an in-patient in any facility at the time of transition, the entity responsible for the Member’s care at the time of admission shall continue to provide coverage for the Member at that facility, including all Professional Services, until the recipient is discharged from the facility for the current admission. An inpatient admission within fourteen (14) calendar days of discharge for the same diagnosis shall be considered a “current admission.” The “same diagnosis” is defined as the first five digits of a diagnosis code.

Outpatient Facility Services and Non-Facility Services

Effective on the Member’s Transition date, the New MCO will be responsible for outpatient services both facility and non-facility. Outpatient reimbursement includes outpatient hospital, ambulatory surgery centers, and renal dialysis centers.

Nursing Homes

Eligibility for Long Term Care in a Nursing Facility (NF) includes some financial requirements not needed for basic Medicaid eligibility.  When an eligible member enters an NF the facility must receive a Level of Care (LOC) determination to ensure the member meets medical criteria for Nursing Facility.  That LOC is passed electronically to the DCBS eligibility worker, triggering the eligibility determination for this additional benefit.  That determination can generally be completed within thirty days.  Once LTC eligible, worker entries exempt the member from managed care effective with the next feasible month.  If the worker action is completed prior to cut off (eight business days before the end of the month), managed care ends at the last day of current month.  If the action is after cut off, managed care ends the last day of the following month.  During this transition, the MCO will be responsible for ancillary, physician and pharmaceuticals charges and the Department will reimburse for those services billed by Nursing Facility.  Once exempt from Managed Care, the Department will be responsible for all eligible services associated with this recipient.

Waiver Participation

1915(c) Home and Community Based Services Wavier programs are simply added benefits for eligible members; however, the action that exempts those members from being subject to Managed Care resides with the DCBS eligibility worker.  These services require a Level of Care (LOC).  The LOC is passed electronically to the DCBS eligibility worker; receipt of

the LCO triggers the eligibility worker to complete entries within the eligibility system.   Those entries exempt the member from managed care effective the next feasible month.  If the worker action is completed prior to cut off (eight business days before the end of the month), managed care ends at the last day of current month.  If the action is after cut off, managed care ends the last day of the following month.  During this transition, the MCO will be responsible for all services except the additional Waiver benefits.  The Waiver Services will be paid by the Department as fee for service.  Coding in our billing system allows the Wavier Service to be processed during the transition period, once the eligibility worker has completed the necessary entries.   Once exempt from Managed Care the Department will be responsible for all services associated with this recipient.

Transplants

Follow up care provided on or after the Member’s Transition that is billed outside the Global Charges, will be the responsibility of the New MCO.

Eligibility Issues

For a Member who loses eligibility during an inpatient stay, an MCO is responsible for the care through discharge if the hospital is compensated under a DRG methodology or through the day of ineligibility if the hospital is comenstated under a per deum methodology.